Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements (and any amendments thereto) of IAC/InterActiveCorp of our reports dated March 1, 2011 (except for Note 23, as to which the date is February 1, 2012), with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp, and the effectiveness of internal control over financial reporting of IAC/InterActiveCorp, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2010.

COMMISSION FILE NO.:

  Form S-8, No. 333-127410

  Form S-8, No. 333-127411

  Form S-4, No. 333-124303

  Form S-8, No. 333-146940

  Form S-8, No. 333-154875

New York, New York	/s/ Ernst & Young LLP

February 1, 2012